Exhibit 2.10

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/20/2000
001582733 - 3318552

CERTIFICATE OF INCORPORATION

OF

USA POLYMERS, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of Delaware”) hereby certifies that:

FIRST: The name of the corporation is USA POLYMERS·, INC. (hereinafter “Corporation”).

SECOND: The address, Including street, number, city and county, of the registered office of the Corporation in the State of Delaware Is 2711 Centerville Road, Suite 400; City of Wilmington, County of New Castle, 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation Is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall be authorized to issue a total of 15,000,000 shares of two classes of capital stock to be designated respectively common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of Common Stock the Corporation shall have authority to issue is 10,000,000 shares. par value $.00001 per share, and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000 shares, par value $.0001 per share. The Preferred Stack authorized by this· Certificate of Incorporation shall be Issued in series. The Board of Directors of the Corporation Is authorized to establish series of Preferred Stock and to fix, In the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series. The Board of Directors of the Corporation is also authorized to establish the voting rights of Common Stock.

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FIFTH: The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

Kevin Brennan	901 Chestnut Street, Suite B
Clearwater, FL 33756

The powers of said Incorporator are to terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders or until their successor or successors is/are elected and qualify are as follows:

Name	Mailing Address

Gerald Couture	901 Chestnut Street, Suite B
Clearwater, FL 33756

Kevin Brennan	901 Chestnut Street, Suite B
Clearwater, FL 33756

SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware, as the same may be amended and supplemented.

SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented. indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted In the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

Executed on the 17th day of November, 2000.

/s/ Kevin Brennan
Kevin Brennan
Incorporator

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